FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-02

From:	Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 02/07/25 14:47:54 UTC-5:00
Subject:	WFCM 2025-C64 - PUBLIC NEW ISSUE **PRICING DETAILS**

WFCM 2025-C64 - PUBLIC NEW ISSUE **PRICING DETAILS**

$719.397MM FIXED-RATE CMBS OFFERING

Co-Lead Managers & Bookrunners:	Wells Fargo Securities, BMO Capital Markets, Citigroup, Goldman Sachs & Co. LLC, J.P. Morgan, Societe Generale and UBS Securities LLC
Co-Managers:	Academy Securities, Inc., Drexel Hamilton, LLC, Natixis Securities Americas LLC and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

Class	Expected Ratings (Fitch/Moody's/KBRA)	Available Size ($MM)	CE%	WAL (YRS)	Principal Window	UW NOI DY%	LTV%	SPREAD	COUPON	YIELD	$PX
A-1	AAAsf/Aaa(sf)/AAA(sf)	$11.231	30.000%	2.73	1–60	19.0%	37.9%	AUCTION
A-2	AAAsf/Aaa(sf)/AAA(sf)	$21.000	30.000%	4.97	60-60	19.0%	37.9%	J+100	5.5520	5.3320	100.9976
A-SB	AAAsf/Aaa(sf)/AAA(sf)	$16.454	30.000%	7.32	60-114	19.0%	37.9%	J+77	5.6630	5.1873	102.9997
A-4	AAAsf/Aaa(sf)/AAA(sf)	$65.200	30.000%	9.52	114-117	19.0%	37.9%	J+78	5.3580	5.2541	100.9944
A-5	AAAsf/Aaa(sf)/AAA(sf)	$461.633	30.000%	9.74	117-119	19.0%	37.9%	J+80	5.6450	5.2799	102.9987
A-S	AAAsf/Aa1(sf)/AAA(sf)	$68.856	21.625%	9.88	119–119	16.9%	42.5%	J+100	5.8440	5.4836	102.9960
B	AA-sf/NR/AA+(sf)	$43.164	16.375%	9.96	119–120	15.9%	45.3%	J+120	6.0440	5.6855	102.9977
C	A-sf/NR/A+(sf)	$31.859	12.500%	9.97	120–120	15.2%	47.4%	J+160	6.0410	6.0857	99.9969

POOL BALANCE:	$822,168,756
NUMBER OF LOANS/PROPERTIES:	32 / 62
WA MORTGAGE INT. RATE:	6.6418%
WA CUT-OFF LTV:	54.2%
WA UW NCF DSCR:	1.80x
WA UW NOI DEBT YLD:	13.3%
WA ORIG TERM TO MATURITY:	118
TEN LARGEST LOANS:	58.8%

LOAN SELLERS:	GSMC (23.5%), CREFI (21.0%), WFB (16.1%), UBS AG (9.9%), SGFC (9.5%), JPMCB, (8.5%), BMO (5.5%), LMF (3.7%) AND NREC (2.4%)
TOP 5 STATES:	CA (21.0%), IL (15.3%), NY (14.0%), MI (8.3%), KY (5.9%)
TOP 5 PROPERTY TYPES:	HT (28.4%), RT (23.8%), MF (15.6%), IND (15.1%), SS (9.0%)

RISK RETENTION:	HORIZONTAL

MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	Rialto Capital Advisors, LLC
TRUSTEE:	Computershare Trust Company, N.A.
CERT ADMIN:	Computershare Trust Company, N.A.
OPERATING ADVISOR:	Park Bridge Lender Services LLC
INITIAL CONTROLLING CLASS REP:	RREF V – D AIV RR H, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	AVAILABLE
ANTICIPATED SETTLEMENT:	February 27, 2025

THIRD PARTY PASSWORDS:
Bloomberg:
Dealname:	WFCM 2025-C64
Password:	24WFC64

Trepp:
Dealname:	WFCM 2025-C64
Password:	24WFC64

Intex:
Dealname:	WFC25C64
Password:	gnhu09o4ko6581bbz

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-282099) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.